UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2022

VICARIOUS SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39384	87-2678169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

78 Fourth Avenue Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 868-1700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RBOT	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	RBOT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Samir Kaul and Dror Berman from the Board of Directors

On October 18, 2022, Samir Kaul and Dror Berman, members of the Board of Directors (the “Board”) of Vicarious Surgical Inc. (the “Company”), each notified the Company that he is resigning from the Board, effective October 18, 2022. The resignations of Mr. Kaul and Mr. Berman was not a result of any disagreement with the Company or due to any matter relating to the Company’s operations, policies, or practices.

Appointment of Beverly Huss to the Board of Directors

On October 18, 2022, the Board appointed Beverly A. Huss to the Board, effective as of the same date, to fill one of the vacancies created by the departures of Mr. Kaul and Mr. Berman. The Board also appointed Ms. Huss to serve on the Audit Committee of the Board. Ms. Huss will serve for a term to continue until the Company’s next annual meeting of stockholders.

Beverly Huss, age 62, serves as executive chair of the board of directors of Madorra, Inc, a privately-held medical device company developing solutions to improve quality of life after menopause. She previously served as the Chief Executive Officer of Pagonia Medical, Inc. (“Pagonia”), a medical device company focused on creating a novel non-invasive device for the preservation of tissue, from January 2021 to June 2022. From September 2013 until December 2020, she served as President and Chief Executive Officer of Qool Therapeutics, Inc. (“Qool”), a medical device company focused on temperature management therapies. Prior to joining Qool, Ms. Huss was President and Chief Executive Officer at a start-up medical device company, Vibrynt, Inc., and held multiple senior level leadership positions at Guidant Corporation, including President, Endovascular Solutions, and Vice President, Global Marketing, Vascular Intervention, and Vice President of the Stent Business Unit. Ms. Huss also currently serves on the board of directors of Accuray Incorporated (Nasdaq: ARAY), Iridex Corporation (Nasdaq: IRIX) and Ancora Heart, Inc., a private medical device company. Her prior board experience includes serving on the boards of directors of Pagonia, Qool, and Coala-Life Group AB, a Swedish public medical device company developing heart monitors. Ms. Huss holds a B.S. in metallurgical engineering from the University of Illinois and a M.S. in technology management from Pepperdine University. Ms. Huss’s qualifications to serve on the Board include her extensive experience in the medical device industry, including more than 25 years of management experience and experience in the areas of business operations and corporate governance.

The Board has affirmatively determined that Ms. Huss is an independent director pursuant to the New York Stock Exchange listing standards. There are no arrangements or understandings between Ms. Huss and any other person pursuant to which Ms. Huss was appointed as a director. There are no transactions to which the Company is a party and in which Ms. Huss has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Ms. Huss has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Ms. Huss will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Amended and Restated Nonemployee Director Compensation Policy (pro-rated as applicable to reflect the actual time Ms. Huss will serve on the Board for the year).

Ms. Huss entered into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, which form is filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed by the Company on September 23, 2021 and is incorporated herein by reference.

A copy of the press release announcing Ms. Huss’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 20, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICARIOUS SURGICAL INC.

	By:	/s/ Adam Sachs
	Name:	Adam Sachs
	Title:	President and Chief Executive Officer

Date: October 20, 2022

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